Exhibit 99.1

POORE BROTHERS REPORTS RECORD FOURTH-QUARTER RESULTS

Record Fourth-Quarter and Fiscal 2004 Revenue Driven by T.G.I. Friday’s® Brand

GOODYEAR, Ariz. – February 10, 2005 – Poore Brothers, Inc. (Nasdaq: SNAK) today reported financial results for the fourth quarter and 2004 fiscal year ended December 25, 2004.

Net revenues set a fourth quarter record of $16.4 million, 3% above last year’s fourth quarter of $16.0 million.  Net income was $0.6 million, or $0.03 per basic and diluted share, as compared to a loss of $(1.5) million, or $(0.08) per basic and diluted share last year.  The improved profitability resulted principally from increased operating efficiencies and decreased brand introduction spending.

Last year’s net revenue included $1.1 million in net revenues from product lines that have since been discontinued.  Excluding these revenues, the Company’s net revenue increased 11% in 2004.  The Company’s net revenue increase was driven by continued strong growth of T.G.I.Friday’s® brand salted snacks, principally in the convenience store and grocery channels.  Overall, T.G.I.Friday’s® brand salted snacks revenue was 16% higher than in the fourth quarter of 2003.

Mr. Thomas W. Freeze, President and Chief Executive Officer, commented, “We are very pleased with the strong 21% revenue growth of T.G.I. Friday’s® brand products that occurred this year. In looking forward, we are very excited about the opportunities for faster growth over the next several years.  We have recently developed a more aggressive strategic plan to achieve our new vision of being a $200 million marketer of Intensely Different™ food brands.  Our plans include continuing to identify new licensing opportunities to broaden our product offering and to complement the growth of our existing T.G.I. Friday’s® and Cinnabon® product lines through the introduction of new products in salted snacks as well as other food categories.  We commenced selling internationally into Canada during the fourth quarter and we will continue to seek opportunities to selectively expand our growth in other countries.  In addition, we have activated an acquisition strategy to help us accelerate our growth in order to leverage our existing competencies or gain new ones.”

Continuing with fourth quarter results, gross profit in this quarter increased 25% to $3.7 million, or 22.5% of net revenue, compared to $3.0 million, or 18.5% of net revenue, in the same quarter of 2003.  The improvement in gross profit percentage was attributable to increased manufacturing and supply chain efficiencies, partially offset by higher freight costs.

Selling, General and Administrative expenses decreased to $2.6 million in the fourth quarter of 2004 as compared to $5.3 million in 2003, or 16% versus 33% of net revenue.  The higher level of spending in 2003 was driven by consumer marketing programs and other costs associated with the launch of Crunch Toons®.

“We exited the year with an excellent improvement in net income in our fourth quarter, going from a $(1.5) million loss in 2003 to a $0.6 million profit this year” commented Mr. Freeze.  “We significantly improved our gross margins through operational improvements that will help us in the years to come.”

For the fiscal year ended December 25, 2004, net revenue increased 3% to a record $68.7 million, compared with net revenue of $66.4 million for the previous fiscal year.  Net income for the fiscal year increased 103% to $2.1 million, or $0.11 per basic and diluted share, compared with net income of $1.1 million, or $0.06 per basic and diluted share, in the prior year period.  Excluding from net income the brand discontinuance costs in 2004, the insurance claim settlement in 2003 and the equipment write-downs in both years, net income would have been $3.4 million, or $0.18 per basic and $0.17 per diluted share in 2004, versus $0.5 million, or $0.03 per basic and diluted share in 2003.

The Company’s net revenue increased in the manufactured products segment as a result of growth in T.G.I. Friday’s® brand salted snacks.  Overall, T.G.I. Friday’s® brand salted snacks revenue was 21% higher than in 2003, accounting for over 70% of the Company’s net revenue for the year.  The Company’s discontinued Crunch Toons® brand snacks contributed $3.1 million more in net revenue last year and distributed products segment revenue declined $2.0 million due to the discontinuance of a product line.  Excluding these discontinued product lines, net revenue grew 12%.

Gross profit for the fiscal year increased to $14.3 million, or 21% of net revenue, compared to $13.3 million, or 20% of net revenue, in 2003.  Due to some idled packaging equipment, there were $0.3 million and $1.0 million of equipment write-downs in 2004 and 2003, respectively.  Also included in 2004 Cost of revenue was $1.4 million of Crunch Toons® brand discontinuance costs.  Excluding these expenses, gross profit percentages would have been 23.3% in 2004 versus 21.6% in 2003.  The improvement was due to increased revenue, improved manufacturing and supply chain efficiencies, and was partially offset by higher freight costs in 2004.

Selling, General and Administrative expenses decreased to $10.6 million in fiscal 2004 versus $13.3 million in 2003, or 15% versus 20% of net revenue, respectively.  The decrease was primarily due to $3.5 million of consumer marketing costs associated with the Crunch Toons® brand launch in 2003.  In fiscal 2003, Other income and expense included $1.9 million of pre-tax income from an insurance claim settlement.

“Overall, fiscal 2004 was another successful year for the Company, the sixth straight year of profitability and record revenue,” stated Mr. Freeze.  “T.G.I.Friday’s® had another very successful year and we are very pleased with the continued penetration into new and existing customers.  In addition, we made significant improvements in manufacturing and supply chain efficiencies which improved our profitability.  Combining this with continued gains in working capital management, our cash position increased to $9.7 million at year end.

“The Company’s 2005 goals reflect stronger revenue growth.  We expect to be test-marketing new Cinnabon® branded products, such as bars and cookies, in the first half of 2005 as well as a new product category under our T.G.I.Friday’s® brand.  The Company’s 2005 goals also reflect profit growth over 2004 reported net income as we expect to gain additional leverage from our manufacturing and supply chain capacity to support our planned revenue growth.

“Specifically, we expect to achieve net income of $3.5 - $4.5 million, or $0.18 - $0.23 per diluted share.  This goal represents a 65% - 110% increase over reported 2004 net income.  Net revenue is expected to grow to $75 - $85 million, or approximately 10% - 24%.  These wide ranges reflect the significant uncertainties regarding potential revenue and spending associated with test marketing and the potential subsequent nation-wide launches of any successful new product tests.

“In closing, we are optimistic about the future as we strive to build a diverse portfolio of innovative brands,” concluded Mr. Freeze.

About Poore Brothers, Inc.

With facilities in Indiana and Arizona, Poore Brothers is a marketer and manufacturer of Intensely Different™ snack foods under a variety of owned or licensed brand names, including T.G.I. Friday’s®, Cinnabon®, Tato Skins®, Poore Brothers®, Bob’s Texas Style®, and Boulder Potato Company®. For further information about Poore Brothers or this release, please contact Richard M. Finkbeiner, Senior Vice President and Chief Financial Officer, at (623) 932-6255, or logon to http://www.poorebrothers.com.

Statements contained in this press release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, the potential need for additional financing, acquisition-related risks, significant competition, customer acceptance of new products, dependence upon major customers, dependence upon existing and future license agreements, general risks related to the food products industry, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.

POORE BROTHERS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended		Fiscal Year Ended
	Dec. 25, 2004	Dec. 27, 2003	Dec. 25, 2004	Dec. 27, 2003
	(unaudited)	(unaudited)	(unaudited)
Net revenue	$16,399,000	$15,957,711	$68,734,763	$66,417,836
Cost of revenue	12,398,306	13,020,072	52,747,106	52,068,963
Write-down of equipment/brand discontinuance	308,104	(16,250)	1,722,863	1,030,352
Gross profit	3,692,590	2,953,889	14,264,794	13,318,521
Selling, general & administrative expenses	2,565,069	5,293,719	10,558,544	13,290,660
Operating income (loss)	1,127,521	(2,339,830)	3,706,250	27,861
Insurance claim settlement, net	—	—	—	1,918,784
Interest expense, net	(19,093)	(61,250)	(164,797)	(252,820)
Income (loss) before income tax provision	1,108,428	(2,401,080)	3,541,453	1,693,825
Income tax (provision) benefit	(464,739)	891,139	(1,406,739)	(641,861)
Net income (loss)	$643,689	$(1,509,941)	$2,134,714	$1,051,964

Earnings (loss) per common share:
Basic	$0.03	$(0.08)	$0.11	$0.06
Diluted	$0.03	$(0.08)	$0.11	$0.06
Weighted average number of common shares:
Basic	19,245,232	18,578,407	18,825,201	17,572,951
Diluted	19,423,303	18,578,407	18,977,777	18,476,486

POORE BROTHERS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	Dec. 25, 2004	Dec. 27, 2003
	(unaudited)
Current assets	$19,013,368	$14,498,178
Property and equipment, net	10,815,963	11,755,096
Other assets, net	10,287,956	10,327,046
Total assets	$40,117,287	$36,580,320

Current liabilities	$7,299,274	$6,647,254
Long-term debt	1,729,134	3,139,801
Deferred tax liability	2,280,793	1,731,625
Total liabilities	11,309,201	11,518,680
Shareholders’ equity	28,808,086	25,061,640
Total liabilities and shareholders’ equity	$40,117,287	$36,580,320

POORE BROTHERS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended
	Dec. 25, 2004	Dec. 27, 2003
	(unaudited)
Net cash flows from operating activities	$6,564,158	$2,005,845
Net cash flows from investing activities	(455,769)	(1,059,795)
Net cash flows from financing activities	327,531	898,333
Net increase in cash	6,435,920	1,844,383
Cash and cash equivalents at beginning of period	3,239,570	1,395,187
Cash and cash equivalents at end of period	$9,675,490	$3,239,570